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                                                                     EXHIBIT 2.1

                               SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

                  This Second Amendment, dated as of April 2, 1996 (this "Second Amendment"), to the Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995 (the "Original Agreement"), as amended pursuant to the First Amendment to Agreement and Plan of Reorganization, dated as of January 24, 1996 (the "First Amendment") is by and among Summit Family Restaurants Inc., a Delaware corporation ("Summit"), and CKE Restaurants, Inc., a Delaware corporation ("CKE"). Capitalized terms not defined herein have the meanings set forth in the Original Agreement and the First Amendment. Except as specifically amended below, all provisions of the Original Agreement and First Amendment remain in full force and effect.

                                     RECITAL

                  The respective Boards of Directors of Summit and CKE have determined to amend the Original Agreement and the First Amendment as set forth in this Second Amendment.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                  1. PURCHASE OF SUMMIT PREFERRED STOCK. On or prior to April 4, 1996, CKE shall purchase all of the shares of Summit Preferred Stock from the holder thereof at a purchase price of $5.27 per share in cash. CKE hereby agrees to vote all of such shares of Summit Preferred Stock in favor of the transactions set forth in the Original Agreement, as amended by the First Amendment and the Second Amendment.

                  2. CONVERSION OF SECURITIES (SECTION 2.1). The first paragraph of Section 2.1 of the Original Agreement and the first paragraph of the definition of "Merger Consideration" in Section 2.1 of the Original Agreement, as amended by the First Amendment, are amended to read in full as follows:

         At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto each share of Summit Common Stock and Summit Preferred Stock issued and outstanding immediately prior

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         to the Effective Time, other than shares of Summit Common Stock for which appraisal rights have been exercised pursuant to Section 262 of the DGCL, and other than shares owned by CKE or its subsidiaries (which will be cancelled), will be converted into the right to receive the Merger Consideration.

                  "Merger Consideration" means, for each share of Summit Common Stock and Summit Preferred Stock (other than shares owned by CKE or its subsidiaries, which will be cancelled): (a) $2.63 in cash (without interest) and (b) a number of shares of CKE Common Stock equal to $2.64 divided by the Adjusted CKE Price.

                  3. FAIRNESS OPINION (SECTION 6.9): Section 6.9 of the Original Agreement, as amended by the First Amendment, is hereby modified to read in full as follows:

         Summit shall have received letters from Piper Jaffray Inc. confirming the opinions rendered to Summit's Board of Directors on or prior to the date of the Original Agreement, on or prior to the date of the First Amendment and on or prior to the date of the Second Amendment to the effect that the terms of the Merger are fair to the holders of Summit Common Stock from a financial point of view, copies of which will be delivered to CKE at the Closing.

                  4. REPRESENTATIONS, WARRANTIES AND COVENANTS. Sections 3.19(i) and 4.12(i) of the Original Agreement are hereby deleted in their entirety. CKE acknowledges receipt of the information provided to it regarding the separation compensation plan and procedures and other matters pursuant to the letter, dated February 29, 1996, from Summit. CKE and Summit agree that the such information does not constitute a violation of the Original Agreement, as amended, including Sections 3.19(vii) and 5.2(a) thereof.


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                  5. TERMINATION (SECTION 9.1). Sections 9.1(c)(i)(A) and
9.1(d)(i)(A) are hereby deleted in their entirety. The date May 30, 1996 in every instance it appears in Section 9.1 in the Original Agreement, as amended by the First Amendment, is hereby changed to June 30, 1996.

                  6. ADOPTION OF ORIGINAL AGREEMENT BY MERGER SUB. Summit Merger, Inc., a Delaware corporation ("Summit Merger"), was recently organized by CKE for purposes of completing the Merger. Summit Merger, by its execution and delivery hereof, agrees to be bound by the terms and provisions of the Original Agreement, as amended, and is hereby made a party to the Original Agreement. For all purposes of the Original Agreement, all references to "Merger Sub" shall be deemed to refer to Summit Merger.


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                                   SIGNATURES

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or have caused this Amendment to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

SUMMIT FAMILY RESTAURANTS INC.



By ____________________________________________
         Don M. McComas
         President and Chief Executive Officer



By ____________________________________________
         Charlotte L. Miller
         Senior Vice President &
         General Counsel


CKE RESTAURANTS, INC.



By ____________________________________________




By ____________________________________________


SUMMIT MERGER, INC.



By ____________________________________________



By ____________________________________________